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                      CERTIFICATE OF CHANGE IN NUMBER OF
                     AUTHORIZED SHARES OF CLASS AND SERIES



                               SCORE ONE, INC.
                 ---------------------------------------------
                             Name of Corporation


     I, the undersigned president and secretary of Score One, Inc., do hereby certify that the Board of Directors of the Corporation adopted a resolution by written consent on March 4, 2000, pursuant to NRS 78.207, to amend the Corporation's Articles of Incorporation as follows:


     Article IV, Section 4.01 - is hereby amended as follows:

                                 ARTICLE IV
                              SHARES OF STOCK

     Section 4.01 Number and Class. The total number of shares of authorized capital stock of the Corporation shall consist of two classes:
Common Stock in the amount of forty one million two hundred fifty thousand (41,250,000), at $0.001 par value; and Preferred Stock in the amount of five million (5,000,000), at $0.001 par value.
     The Common and Preferred Stock may be issued from time to time without action by the stockholders. The Common and Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.
     The Board of Directors may issue such shares of Common and Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by them.


     I further certify the following:

(a) The current number of authorized shares and the par value of each class and series of the shares before the change (1.65-for-one forward stock split on the Common Stock) is:
          Common Stock:  25,000,000 shares, $0.001 par value.
          Preferred Stock:  5,000,000 shares, at $0.001 par value.
(b) The number of authorized shares and the par value of each class and series of the shares after the change (1.65-for-one forward stock split on the Common Stock) is:
          Common Stock: 41,250,000 shares, $0.001 par value.
          Preferred Stock:  5,000,000 shares, at $0.001 par value.


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(c)  The number of shares of each affected class and series to be issued and outstanding after the change (1.65-for-1 forward stock split on the Common Stock) in exchange for each issued share of the same class and series is:
          Common Stock: 3,630,000 shares, at $0.001 par value.
(d)  All fractional shares will be rounded up to the nearest whole number.
(e) The change (1.65-for-one forward stock split on the Common Stock) was only approved by the Board of Directors, thus stockholder approval is not required under NRS 78.207.
(f) The change (1.65-for-one forward stock split on the Common Stock) shall be effective on March 4, 2000.



                                             /s/  Ken Kurtz
                                           --------------------------------
                                           Ken Kurtz, President and Secretary




State of Utah       )
                    ) ss.
County of Salt Lake )

     On the 8th day of March, 2000, personally appeared before me, a Notary Public, Ken Kurtz, who acknowledged that he executed the above instrument.


                                             /s/  Tammy Gehring
S                                          --------------------------------
E                                           Notary Public
A
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